Exhibit 99.1

GILLA PARTNERS WITH MAQ DISTRIBUTORS IN CANADA

TORONTO, CANADA – (June 27, 2018) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquid for vaporizers and developer of cannabis concentrate products, today announced that the Company has partnered with MAQ Distributors Ltd. (“MAQ”) to distribute the Company’s products across Manitoba and Saskatchewan in Canada. Through the new partnership, Gilla and MAQ will utilize MAQ’s established distribution network of retail clients to introduce Gilla’s disruptive “house-juice” brand, Crown E-liquid, in Manitoba and Saskatchewan.

Mr. Sturrey of MAQ stated, “Working with Gilla has allowed us to quickly and easily expand our product offering in a quick-changing market. Supported by their dedicated, world-class team every step of the way, we now successfully provide our clients with the highest quality vapor products in the industry. Gilla shares our commitment to innovation, customer satisfaction, and quality, and our company is stronger as a result of this partnership.”

“We are pleased to provide our clients with turn-key vapor solutions to meet their growing needs,” stated Mr. Graham Simmonds, Chair and CEO of Gilla. He added, “MAQ was looking for a customized solution to quickly service their existing distribution network and we are delighted that they have decided to start with the Crown E-liquid brand. We will look to introduce additional brands through the partnership in the coming months.”

About MAQ Distributors Ltd.
MAQ Distributors Ltd. is a Canadian industry leader in the design, manufacture and distribution of medical cannabis accessories, vaping products and accessories and related items. Headquartered in Winnipeg, Manitoba, MAQ works with sought-after Canadian glass artists to showcase their work in retail stores across Canada and services hundreds of Canadian clients including licensed producers, national retail franchises, private retail chains and individual retail stores. MAQ consistently pushes the envelope to design and craft both white-label and in-house brands that focus on innovative, affordable, compliant and functional accessories for medical cannabis patients, and has developed new product lines for the recreational cannabis market to be released in fall of 2018. As a leader in the vaping products industry, MAQ additionally provides its clients with access to the latest high-quality, compliant vaping liquids and products.

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid for use in vaporizers and develops turn-key vapor and cannabis concentrate solutions for high-terpene vape oils, pure crystalline, high-performance vape pens and other targeted products. Gilla aims to be a global leader in delivering the most efficient and effective vaping solutions for nicotine and cannabis related products. The Company's multi-jurisdictional, broad portfolio approach services both the nicotine and cannabis markets with high-quality products that deliver a consistent and reliable user experience. Gilla's proprietary product portfolio includes: Spectrum Concentrates, Coil Glaze™, Craft Vapes™, Siren, The Drip Factory, Shake It, Surf Sauce, Ohana, Moshi, Crisp, Just Fruit, Cassidy’s Outlaw Series, Vinto Vape, Vapor’s Dozen, Enriched Vapor and Crown E-liquid™.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gilla.com, or contact:

Mr. Graham Simmonds
Chair and CEO
T: 1 (416) 843-2881
E: graham.simmonds@gilla.com